Exhibit 99.1

KIWIBOX.COM Signs Letter of Intent with International Social Network

NEW YORK, November 30, 2010 /PRNewswire-FirstCall/ -- KIWIBOX.COM, Inc. (OTC Bulletin Board: KIWB), announced today that it has signed a Letter of Intent to potentially acquire a privately held, international social network enterprise. Kiwibox and the target are currently in a five-month due diligence period during which Kiwibox will complete its  examination of all of the material components of the acquisition target, including  its technologies, financial  data and operations. Based upon a pledge of confidentiality and several contingencies to consummation of the potential acquisition, neither the name of the acquisition target nor the Letter of Intent are being disclosed at this time.

“Through acquisition or organic growth”, stated Andre Scholz, President and CEO of Kiwibox, “we are committed to increase our membership and advance our website technology in order to bring value to our shareholders”.

About KIWIBOX.COM:

KIWIBOX.COM is the only stand-alone social network community company whose shares are traded in the public stock market under the trading symbol "KIWB". KIWIBOX.COM was founded in 1999 to give teenagers a voice on the internet and was a leader in the teen oriented world for several years. In 2008, the company launched a new version 2.0, expanding its community to serve old teens & young adults to explore, connect and party. After a restructuring of the company in 2009, a new website technology platform was integrated in 2010. Further developments include the integration of state-of-the-art mobile technology which, in combination with traditional marketing efforts, are being integrated into our strategic plan to increase membership and further enhance our position as a prominent website in the social networking world for young adults and old teens. In addition, Kiwibox is currently investigating potential  acquisitions to increase its organic growth.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors. Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, exchange rates, rating agency actions, resolution of pending regulatory investigations and related issues, including those related to compensation arrangements with underwriters, pension funding, ultimate paid claims may be different from actuarial estimates and actuarial estimates may change over time, changes in technology and internet developments, commercial property and casualty markets and commercial premium rates, the competitive environment, the actual costs of resolution of contingent liabilities and other loss contingencies, and the heightened level of potential errors and omissions liability arising from placements of complex policies and sophisticated reinsurance arrangements in an insurance market in which insurer reserves are under pressure. Further information, concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, is contained in the Company's filings with the Securities and Exchange Commission.

CONTACT: Andre Scholz, +1-212-239-8210, ascholz@kiwiboxinc.com